EXHIBIT 5.1


Nokia Corporation
P.O. Box 226
FIN-00045
NOKIA GROUP
FINLAND
March 29, 2007


      Ladies and Gentlemen,

      I am the Assistant General Counsel of Nokia Corporation, a company incorporated under the laws of the Republic of Finland (the "Company"), and, as such, I have acted on behalf of the Company in connection with its offering of awards of performance shares (the "Performance Shares") and restricted shares (the "Restricted Shares") with respect to the shares of the Company, to eligible Company employees in the United States as part of a worldwide employee offering (the "Employee Offering") that is being undertaken to incentivise the selected employees of the Company and its subsidiaries and affiliates. Holders of Performance Shares or Restricted Shares will be entitled to receive Shares of the Company, with a par value of 0.06 euros (each a "Share"). American Depositary Shares (the "ADSs"), each representing one Share, are listed on the New York Stock Exchange.

      In connection with the opinions expressed below, I have examined:

      (i) the terms and conditions of the Employee Offering; i.e., the Nokia Restricted Share Plan 2007 and the Nokia Performance Share Plan 2007, as approved by the Board of Directors of the Company in their meetings held on January 25, 2007 and March 29, 2007, respectively.
      (ii) the form of documentation to be furnished to employees eligible to participate in the Employee Offering, including a copy of the prospectuses prepared in accordance with the requirements of Part I of Form S-8 under the United States Securities Act of 1933, as amended (the "Securities Act");
      (iii) a signed copy of the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the Employee Offering, which Registration Statement is being filed by the Company with the United States Securities and Exchange Commission (the "Commission") on the date hereof;
      (iv)  the Articles of Association of the Company; and
      (v) originals, or copies certified or otherwise identified to my satisfaction, of such documents, as I have deemed necessary and appropriate as a basis for the opinion hereinafter expressed.



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      Based on the foregoing and having regard for such legal  considerations as
      I deem relevant, I am of the opinion that: (1) the Performance Shares and Restricted Shares to be offered to eligible employees pursuant to the Employee Offering will represent legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and (2) the Shares to be issued upon settlement of the Performance Shares and Restricted Shares, in connection with the Employee Offering will, upon issuance have been duly authorized, validly issued and be fully paid and nonassessable.

      I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. I am a lawyer admitted to practice in Finland and I am not admitted in, do not hold myself as being an expert on, and do not express any opinion on the law of any jurisdiction other than the laws of the Republic of Finland.


      Very truly yours,

      /s/ Kaarina Stahlberg

      Kaarina Stahlberg
      Vice President, Assistant General Counsel